HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	J. Larry Sorsby	Jeffrey T. O’Keefe
Executive Vice President & CFO	Director of Investor Relations
732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS FISCAL 2009 RESULTS

RED BANK, NJ, December 16, 2009 – Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, reported results for its fourth quarter and fiscal year ended October 31, 2009.

RESULTS FOR THE THREE AND TWELVE MONTH PERIODS ENDED OCTOBER 31, 2009:

•

Total revenues were $437.4 million for the three months ended October 31, 2009 compared with $721.4 million in the same quarter a year ago. For all of fiscal 2009, total revenues were $1.6 billion compared with $3.3 billion in the prior year.

•

For the fourth quarter of fiscal 2009, the after-tax net loss was $250.8 million, or $3.21 per common share, compared with a net loss of $450.5 million, or $5.79 per common share, in the fourth quarter of 2008. For fiscal 2009, the after-tax net loss was $716.7 million, or $9.16 per common share, compared with a net loss of $1.1 billion, or $16.04 per common share, for the previous year.

•

Pre-tax land-related charges for the fourth quarter ended October 31, 2009 were $146.4 million, including land impairments of $122.7 million, write-offs of predevelopment costs and land deposits of $15.3 million and $8.4 million representing the write down of our investments in certain unconsolidated joint ventures. For all of fiscal 2009, pre-tax land-related charges were $703.1 million, including land impairments of $614.1 million, write-offs of predevelopment costs and land deposits of $45.4 million and $43.6 million representing the write down of our investments in certain unconsolidated joint ventures.

•

Despite a 37% decrease in active selling communities, the number of net contracts for the fourth quarter of fiscal 2009, excluding unconsolidated joint ventures, increased 1% to 1,238 homes compared with the fourth quarter of the previous year. For the full year ended October 31, 2009, the number of net contracts, excluding unconsolidated joint ventures, was 5,227 homes, a 20% decline compared with the prior year.

•	Net contracts per active selling community increased 60% from 4.3 in last year’s fourth quarter to 6.9 net contracts per active selling community in the fourth quarter of fiscal 2009.

•

Deliveries, excluding unconsolidated joint ventures, were 1,444 homes for the 2009 fourth quarter, a 37% decline from 2,294 homes in the fourth quarter of the previous year. For all of 2009, deliveries, excluding unconsolidated joint ventures, declined 49% to 5,362 homes compared with 10,577 home deliveries in fiscal 2008.

•

During the fourth quarter of 2009, $52.9 million of face value of debt was repurchased in the open market for approximately $33.9 million of cash. Additionally, $742.6 million of senior secured and senior unsecured debt was purchased in cash tender offers during the quarter with the proceeds from the issuance of $785.0 million of senior secured notes.  This resulted in a $36.4 million loss on extinguishment of debt because a 6% premium was paid for one series of the senior secured notes. The net result of  both the tender offers and the open market repurchases, including transaction costs, is a loss on extinguishment of debt for the 2009 fourth quarter of $17.6 million.

•

During fiscal 2009, debt was reduced by $754.1 million through open market repurchases of debt, cash tender offers and exchange offers. As a result of all of the transactions, a $410.2 million gain on extinguishment of debt, net of costs, was recorded during fiscal 2009.

•

The contract cancellation rate, excluding unconsolidated joint ventures, for the fourth quarter of fiscal 2009 was 24%, compared with the contract cancellation rate of 42% in the fourth quarter of the prior year.

•

The pre-tax loss was $248.8 million for the 2009 fourth quarter and $672.0 million for all of fiscal 2009. Excluding land-related charges and the effect from extinguishment of debt, the pre-tax loss was $84.8 million and $379.1 million, respectively, for the three month and twelve month periods ended October 31, 2009.

•

The current and deferred tax valuation allowance charge to earnings was $113.7 million during the fourth quarter of 2009 and $312.1 million year to date and as of October 31, 2009, the total valuation allowance is $987.6 million. This charge is a non-cash valuation allowance against the tax assets for GAAP purposes. For tax purposes, the tax deductions associated with the tax assets may be carried forward for 20 years.  As a result, after receiving the tax benefit discussed below, no federal income taxes are expected to be paid on approximately the first $2.0 billion of pre-tax income.

CASH AND INVENTORY AS OF OCTOBER 31, 2009:

•

At October 31, 2009, homebuilding cash was $555.2 million, including restricted cash required to collateralize letters of credit. Cash flow during the fourth quarter of fiscal 2009 was positive $83.9 million.

•

As a result of recent tax legislation, an income tax benefit that will increase cash, net income and stockholders' equity by $275 million to $295 million is expected in the first half of fiscal 2010.  This has increased slightly from the previous expectation of $250 million to $275 million.

•	Approximately 4,000 consolidated and joint venture lots were purchased or optioned during the second half of fiscal 2009.

•	The total land position, as of October 31, 2009, decreased by 12,083 lots, or 30%, compared to October 31, 2008, reflecting decreases of 6,962 owned lots and 5,121 optioned lots.

•

As of October 31, 2009, lots controlled under option contracts totaled 11,343 and owned lots totaled 16,477. The total land position of 27,820 lots represents a 77% decline from the peak total land position at April 30, 2006.

•	Started unsold homes, excluding models, declined 48%, to 659 at October 31, 2009 compared to 1,275 at October 31, 2008.

OTHER KEY OPERATING DATA:

•

Contract backlog, as of October 31, 2009, excluding unconsolidated joint ventures, was 1,772 homes with a sales value of $559.6 million, a decrease of 7% and 13%, respectively, compared to October 31, 2008.

•

Homebuilding gross margin, before interest expense included in cost of sales, increased for the fourth consecutive quarter to 13.2% for the fourth quarter of 2009, compared to 4.7% in the fiscal 2008 fourth quarter and 9.1% in the 2009 third quarter.

•

During the fourth quarter of fiscal 2009, home deliveries through unconsolidated joint ventures were 82 homes, compared with 185 homes in the fourth quarter of the previous year. During fiscal 2009, home deliveries through unconsolidated joint ventures were 297 homes compared with 704 homes a year ago.

COMMENTS FROM MANAGEMENT:

“For our fourth quarter we reported a year-over-year increase in net contracts, and for the fourth consecutive quarter we reported improvements in net contracts per active selling community, with an impressive 60% year-over-year increase during our fourth quarter,” commented Ara K. Hovnanian, Chairman of the Board, President and Chief Executive Officer. “A trend of improvements in sales pace is yet another sign that the housing market is at or approaching a bottom.”

“Additionally, we purchased or optioned approximately 4,000 lots during the final two quarters of our fiscal year. Purchasing new land parcels at discounted prices and reloading our land position is an important component in our plan to return to profitability,” continued Mr. Hovnanian. “We believe the new land parcels we acquire near the bottom of this real estate cycle will generate normalized gross margin in the 20% range and over time will assist in elevating our consolidated gross margin levels and drive revenue growth. The cumulative effect of better gross margins, an improved sales absorption pace and a growing community count will put us on the right path to achieve profitability.”

“During the fourth quarter, we took an important step in improving our capital structure by extending the maturities of $599.5 million of senior secured debt that was scheduled to mature in May of 2013 and approximately $125 million of senior unsecured debt that was to mature between 2012 and 2015 to November 2016. We now have only $180 million of debt coming due through 2013. Additionally through our capital market transactions, we reduced debt by $754.1 million during fiscal 2009,” stated J. Larry Sorsby, Chief Financial Officer. “After our fiscal year ended, tax legislation was changed that results in us now expecting a $275 million to $295 million tax refund in our second quarter of 2010. This increase in cash coupled with relatively small amounts of debt coming due over the next few years provides the liquidity that we need to ride out the remainder of this industry downturn and to continue to take advantage of opportunities to purchase new land parcels.”

“Despite the initiatives we have undertaken and the positive trends we are witnessing in the market, several factors continue to warrant attention, including continued job losses, the possibility of more foreclosures, the prospects of rising mortgage rates, anticipated tightening of FHA guidelines, and the expiration of the federal homebuyers tax credit. In view of these risks, we believe a cautious approach is prudent and therefore remain equally focused on profitable growth and liquidity,” concluded Mr. Hovnanian.

WEBCAST INFORMATION:

Hovnanian Enterprises will webcast its fiscal 2009 fourth quarter financial results conference call at 11:00 a.m. E.T. on Thursday, December 17, 2009. The webcast can be accessed live through the “Investor Relations” section of Hovnanian Enterprises’ Website at http://www.khov.com. For those who are not available to listen to the live webcast, an archive of the broadcast will be available under the “Audio Archives” section of the Investor Relations page on the Hovnanian Website at http://www.khov.com. The archive will be available for 12 months.

ABOUT HOVNANIAN ENTERPRISES:

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, is headquartered in Red Bank, New Jersey. The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Kentucky, Maryland, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian® Homes®, Matzel & Mumford, Brighton Homes, Parkwood Builders, Town & Country Homes, Oster Homes and CraftBuilt Homes. As the developer of K. Hovnanian’s® Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2008 annual report, can be accessed through the “Investor Relations” section of the Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

NON-GAAP FINANCIAL MEASURES:

Consolidated earnings before interest expense, income taxes, depreciation, amortization of debt costs and amortization and impairment of intangibles and goodwill (“EBITDA”) and before inventory impairment loss and land option write-offs and loss (gain) on extinguishment of debt (“Adjusted EBITDA”) are not U.S. generally accepted accounting principles (GAAP) financial measures. The most directly comparable GAAP financial measure is net income (loss). The reconciliation of EBITDA and Adjusted EBITDA to net loss is presented in a table attached to this earnings release.

Cash flow is a non-GAAP financial measure. The most directly comparable GAAP financial measure is Net Cash provided by (or used in) Operating Activities. The Company uses cash flow to mean the amount of Net Cash provided by (or used in) Operating Activities for the period, as reported on the Consolidated Statement of Cash Flows, excluding changes in mortgage notes receivable at the mortgage company, plus (or minus) the amount of Net Cash provided by (or used in) Investing Activities, plus the change in restricted cash required to collateralize letters of credit, plus cash spent to fund accrued and unpaid interest on the notes repurchased. For the fourth quarter of 2009, cash flow was positive $83.9 million, which was derived from $84.3 million from net cash used in operating activities plus the change in mortgage notes receivable of $9.3 million less $15.3 million of net cash used in investing activities plus $135.2 million of restricted cash required to collateralize letters of credit plus $39.0 million of cash spent to fund accrued and unpaid interest on the notes repurchased (which interest would otherwise have been due and payable in the following quarter).

Loss Before Income Taxes Excluding Land-Related Charges, Intangible Impairments and Loss (Gain) on Extinguishment of Debt is a non-GAAP financial measure. The most directly comparable GAAP financial measure is Loss Before Income Taxes. The reconciliation of Loss Before Income Taxes Excluding Land-Related Charges, Intangible Impairments and Loss (Gain) on Extinguishment of Debt to Loss Before Income Taxes is presented in a table attached to this earnings release.

Note: All statements in this Press Release that are not historical facts should be considered as "forward-looking statements" within the meaning of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and industry and business conditions, (2) adverse weather conditions and natural disasters, (3) changes in market conditions and seasonality of the Company’s business, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) levels of indebtedness and restrictions on the Company's operations and activities imposed by the agreements governing the Company's outstanding indebtedness, (13) operations through joint ventures with third parties, (14) product liability litigation and warranty claims, (15) successful identification and integration of acquisitions, (16) significant influence of the Company’s controlling stockholders, (17) geopolitical risks, terrorist acts and other acts of war and (18) other factors described in detail in the Company's Form 10-K for the year ended October 31, 2008 and in the Company’s Form 10-Q for the quarter ended July 31, 2009.

(Financial Tables Follow)

Hovnanian Enterprises, Inc.
October 31, 2009
Statements of Consolidated Operations
(Dollars in Thousands, Except Per Share)
	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Total Revenues	$437,393	$721,430	$1,596,290	$3,308,111
Costs and Expenses (a)	660,758	1,150,649	2,632,453	4,439,559
(Loss) Gain on Extinguishment of Debt	(17,619)	-	410,185	-
Loss from Unconsolidated Joint Ventures	(7,821)	(27,244)	(46,041)	(36,600)
Loss Before Income Taxes	(248,805)	(456,463)	(672,019)	(1,168,048)
Income Tax Provision (Benefit)	1,964	(6,004)	44,693	(43,458)
Net Loss	$(250,769)	$(450,459)	$(716,712)	$(1,124,590)

Per Share Data:
Basic and Assuming Dilution:
Loss Per Common Share	$(3.21)	$(5.79)	$(9.16)	$(16.04)
Weighted Average Number of
Common Shares Outstanding (b)	78,067	77,747	78,238	70,131

(a) Includes inventory impairment loss and land option write-offs.
(b) For periods with a net loss, basic shares are used in accordance with GAAP.

Hovnanian Enterprises, Inc.
October 31, 2009
Reconciliation of Loss Before Income Taxes Excluding Land-Related
Charges, Intangible Impairments and Loss (Gain) on Extinguishment of Debt to Loss Before Income Taxes
(Dollars in Thousands)
	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Loss Before Income Taxes	$(248,805)	$(456,463)	$(672,019)	$(1,168,048)
Inventory Impairment Loss and Land Option Write-Offs	137,970	263,159	659,475	710,120
Goodwill and Definite Life Intangible Impairments	-	35,363	-	35,363
Unconsolidated Joint Venture Investment, Intangible and Land-Related Charges	8,414	21,365	43,611	31,242
Loss (Gain) on Extinguishment of Debt	17,619	-	(410,185)	-
Loss Before Income Taxes Excluding
Land-Related Charges, Intangible Impairments and Loss (Gain) on Extinguishment of Debt(a)	$(84,802)	$(136,576)	$(379,118)	$(391,323)

(a) Loss Before Income Taxes Excluding Land-related Charges, Intangible Impairments and Loss (Gain) on Extinguishment of Debt is a non-GAAP Financial measure. The most directly comparable GAAP financial measure is Loss Before Income Taxes.

Hovnanian Enterprises, Inc.
October 31, 2009
Gross Margin
(Dollars in Thousands)
	Homebuilding Gross Margin		Homebuilding Gross Margin
	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Sale of Homes	$414,578	$677,661	$1,522,469	$3,177,853
Cost of Sales, Excluding Interest (a)	359,738	645,690	1,382,234	2,965,886
Homebuilding Gross Margin, Excluding Interest	54,840	31,971	140,235	211,967
Homebuilding Cost of Sales Interest	29,580	41,192	97,332	136,439
Homebuilding Gross Margin, Including Interest	$25,260	$(9,221)	$42,903	$75,528

Gross Margin Percentage, Excluding Interest	13.2%	4.7%	9.2%	6.7%
Gross Margin Percentage, Including Interest	6.1%	(1.4)%	2.8%	2.4%

	Land Sales Gross Margin		Land Sales Gross Margin
	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Land Sales	$12,864	$26,333	$27,250	$57,776
Cost of Sales, Excluding Interest (a)	8,656	19,270	15,853	45,016
Land Sales Gross Margin, Excluding Interest	4,208	7,063	11,397	12,760
Land Sales Interest	2,444	6,136	8,482	9,522
Land Sales Gross Margin, Including Interest	$1,764	$927	$2,915	$3,238

(a) Does not include cost associated with walking away from land options or inventory impairment losses which are recorded as Inventory impairment loss and land option write-offs in the Consolidated Statements of Operations.

Hovnanian Enterprises, Inc.
October 31, 2009
Reconciliation of Adjusted EBITDA to Net Loss
(Dollars in Thousands)
	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net Loss	$(250,769)	$(450,459)	$(716,712)	$(1,124,590)
Income Tax Provision (Benefit)	1,964	(6,004)	44,693	(43,458)
Interest Expense	59,983	66,046	200,469	176,336
EBIT (a)	(188,822)	(390,417)	(471,550)	(991,712)
Depreciation	5,413	4,823	18,527	18,426
Amortization of Debt Costs	1,117	1,643	5,976	3,963
Amortization and Impairment of Intangibles and Goodwill	-	35,363	-	36,883
EBITDA (b)	(182,292)	(348,588)	(447,047)	(932,440)
Inventory Impairment Loss and Land Option Write-offs	137,970	263,159	659,475	710,120
Loss (Gain) on Extinguishment of Debt	17,619	-	(410,185)	-
Adjusted EBITDA (c)	$(26,703)	$(85,429)	$(197,757)	$(222,320)

Interest Incurred	$49,660	$53,411	$194,702	$190,801

Adjusted EBITDA to Interest Incurred	(0.54)	(1.60)	(1.02)	(1.17)

(a) EBIT is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net loss. EBIT represents earnings before interest expense and income taxes.

(b) EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net loss. EBITDA represents earnings before interest expense, income taxes, depreciation, amortization of debt costs and amortization and impairment of intangibles and goodwill.

(c) Adjusted EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net loss. Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, amortization, inventory impairment loss and land option write-offs, and loss (gain) on extinguishment of debt.

Hovnanian Enterprises, Inc.
October 31, 2009
Interest Incurred, Expensed and Capitalized
(Dollars in Thousands)
	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Interest Capitalized at Beginning of Period	$174,663	$182,742	$170,107	$155,642
Plus Interest Incurred	49,660	53,411	194,702	190,801
Less Interest Expensed	59,983	66,046	200,469	176,336
Interest Capitalized at End of Period (a)	$164,340	$170,107	$164,340	$170,107

(a) The Company incurred significant inventory impairments in recent quarters, which are determined based on total inventory including capitalized interest. However, the capitalized interest amounts are shown gross before allocating any portion of impairments to capitalized interest.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands)	October 31, 2009	October 31, 2008
(Unaudited)		(1)
ASSETS
Homebuilding:
Cash and cash equivalents	$419,955	$838,207
Restricted cash	152,674	4,324
Inventories:
Sold and unsold homes and lots under development	631,302	1,342,584
Land and land options held for future development or sale	372,143	644,067
Consolidated inventory not owned:
Specific performance options	30,534	10,610
Variable interest entities	45,436	77,022
Other options	30,498	84,799
Total consolidated inventory not owned	106,468	172,431
Total inventories	1,109,913	2,159,082
Investments in and advances to unconsolidated joint ventures	41,260	71,097
Receivables, deposits, and notes	44,418	78,766
Property, plant, and equipment – net	73,918	92,817
Prepaid expenses and other assets	98,159	156,595
Total homebuilding	1,940,297	3,400,888
Financial services:
Cash and cash equivalents	6,737	9,849
Restricted cash	4,654	4,005
Mortgage loans held for sale or investment	69,546	90,729
Other assets	3,343	5,025
Total financial services	84,280	109,608
Income taxes receivable – including net deferred tax benefits	-	126,826
Total assets	$2,024,577	$3,637,322

(1) Derived from the audited balance sheet as of October 31, 2008.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)	October 31, 2009	October 31, 2008
	(Unaudited)	(1)
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Homebuilding:
Nonrecourse land mortgages	-	$820
Accounts payable and other liabilities	$325,722	420,695
Customers’ deposits	18,811	28,676
Nonrecourse mortgages secured by operating properties	21,507	22,302
Liabilities from inventory not owned	64,350	135,077
Total homebuilding	430,390	607,570
Financial services:
Accounts payable and other liabilities	14,507	10,559
Mortgage warehouse line of credit	55,857	84,791
Total financial services	70,364	95,350
Notes payable:
Senior secured notes	783,148	594,734
Senior notes	822,312	1,511,071
Senior subordinated notes	146,241	400,000
Accrued interest	26,078	72,477
Total notes payable	1,777,779	2,578,282
Income taxes payable	62,354	-
Total liabilities	2,340,887	3,281,202
Minority interest related to inventory not owned	32,558	24,880
Minority interest in consolidated joint ventures	730	976
Stockholders’ (deficit) equity:
Preferred stock, $.01 par value -authorized 100,000 shares; issued 5,600 shares with a liquidation preference of $140,000, at October 31, 2009 and October 31, 2008	135,299	135,299
Common stock, Class A, $.01 par value –authorized 200,000,000 shares; issued 74,376,946 shares at October 31, 2009; and 73,803,879 shares at October 31, 2008 (including 11,694,720 shares at October 31, 2009 and October 31, 2008 held in Treasury)	743	738
Common stock, Class B, $.01 par value (convertible to Class A at time of sale) -authorized 30,000,000 shares; issued 15,265,067 shares at October 31, 2009; and issued 15,331,494 shares at October 31, 2008 (including 691,748 shares at October 31, 2009 and October 31, 2008 held in Treasury)	153	153
Paid in capital - common stock	455,471	418,626
Accumulated deficit	(826,007)	(109,295)
Treasury stock –at cost	(115,257)	(115,257)
Total stockholders’ (deficit) equity	(349,598)	330,264
Total liabilities and stockholders’ (deficit) equity	$2,024,577	$3,637,322

(1) Derived from the audited balance sheet as of October 31, 2008.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
(In Thousands Except Per Share Data)	October 31, 2009	October 31, 2008	October 31, 2009	October 31, 2008
	(Unaudited)		(Unaudited)	(1)
Revenues:
Homebuilding:
Sale of homes	$414,578	$677,661	$1,522,469	$3,177,853
Land sales and other revenues	13,540	32,176	38,271	78,039
Total homebuilding	428,118	709,837	1,560,740	3,255,892
Financial services	9,275	11,593	35,550	52,219
Total revenues	437,393	721,430	1,596,290	3,308,111
Expenses:
Homebuilding:
Cost of sales, excluding interest	368,394	664,960	1,398,087	3,010,902
Cost of sales interest	32,024	47,328	105,814	145,961
Inventory impairment loss and land option write-offs	137,970	263,159	659,475	710,120
Total cost of sales	538,388	975,447	2,163,376	3,866,983
Selling, general and administrative	52,476	89,249	239,606	377,068
Total homebuilding expenses	590,864	1,064,696	2,402,982	4,244,051
Financial services	9,727	8,013	29,295	35,567
Corporate general and administrative (2)	17,217	20,680	81,980	82,846
Other interest (3)	27,959	18,718	94,655	30,375
Other operations	14,991	3,179	23,541	9,837
Goodwill and intangible amortization and impairment	-	35,363	-	36,883
Total expenses	660,758	1,150,649	2,632,453	4,439,559
(Loss) Gain on extinguishment of debt	(17,619)	-	410,185	-
Loss from unconsolidated joint ventures	(7,821)	(27,244)	(46,041)	(36,600)
Loss before income taxes	(248,805)	(456,463)	(672,019)	(1,168,048)
State and federal income tax (benefit)/provision:
State	1,969	(1,940)	25,287	13,760
Federal	(5)	(4,064)	19,406	(57,218)
Total taxes	1,964	(6,004)	44,693	(43,458)
Net loss	$(250,769)	$(450,459)	$(716,712)	$(1,124,590)
Per share data:
Basic and assuming dilution:
Loss per common share	$(3.21)	$(5.79)	$(9.16)	$(16.04)
Weighted average number of common shares outstanding	78,067	77,747	78,238	70,131

(1) Derived from the audited statements of operations for the year ended October 31, 2008.

(2) Includes expenses related to canceled stock options of $2.4 million and $14.7 million  for the three and twelve months ended October 31, 2009, respectively.

(3) Beginning in the third quarter of fiscal 2008, our assets that qualify for interest capitalization (inventory under development) no longer exceed our debt and therefore the portion of interest not covered by qualifying assets must be directly expensed.  As our inventory balances have continued to decrease, the amount of interest required to be directly expensed has increased.

HOVNANIAN ENTERPRISES, INC.
(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)
(UNAUDITED)					Communities Under Development Three Months - 10/31/2009

		Net Contracts(1)			Deliveries
		Three Months Ended			Three Months Ended			Contract Backlog
		October 31,			October 31,			October 31,
		2009	2008	% Change	2009	2008	% Change	2009	2008	% Change
Northeast
	Home	215	168	28.0%	237	404	(41.3)%	457	497	(8.0)%
	Dollars	$96,424	$66,381	45.3%	$102,996	$181,158	(43.1)%	$196,262	$215,604	(9.0)%
	Avg. Price	$448,484	$395,137	13.5%	$434,582	$448,411	(3.1)%	$429,457	$433,811	(1.0)%
Mid-Atlantic
	Home	174	157	10.8%	206	342	(39.8)%	386	385	0.3%
	Dollars	$66,375	$50,477	31.5%	$80,773	$133,121	(39.3)%	$150,819	$165,871	(9.1)%
	Avg. Price	$381,466	$321,510	18.6%	$392,102	$389,243	0.7%	$390,723	$430,834	(9.3)%
Midwest
	Home	94	84	11.9%	165	267	(38.2)%	253	291	(13.1)%
	Dollars	$18,019	$18,866	(4.5)%	$36,305	$57,084	(36.4)%	$46,418	$61,108	(24.0)%
	Avg. Price	$191,681	$224,583	(14.7)%	$220,030	$213,798	2.9%	$183,470	$209,993	(12.6)%
Southeast
	Home	100	91	9.9%	96	228	(57.9)%	135	163	(17.2)%
	Dollars	$24,377	$13,314	83.1%	$23,032	$51,979	(55.7)%	$35,970	$45,657	(21.2)%
	Avg. Price	$243,770	$146,308	66.6%	$239,917	$227,978	5.2%	$266,444	$280,104	(4.9)%
Southwest
	Home	452	468	(3.4)%	477	684	(30.3)%	351	420	(16.4)%
	Dollars	$97,797	$103,626	(5.6)%	$103,109	$153,710	(32.9)%	$77,418	$100,305	(22.8)%
	Avg. Price	$216,365	$221,425	(2.3)%	$216,161	$224,722	(3.8)%	$220,564	$238,819	(7.6)%
West
	Home	203	257	(21.0)%	263	369	(28.7)%	190	151	25.8%
	Dollars	$65,592	$66,032	(0.7)%	$68,364	$100,609	(32.0)%	$52,666	$57,642	(8.6)%
	Avg. Price	$323,113	$256,930	25.8%	$259,941	$272,653	(4.7)%	$277,189	$381,735	(27.4)%
Consolidated Total
	Home	1,238	1,225	1.1%	1,444	2,294	(37.1)%	1,772	1,907	(7.1)%
	Dollars	$368,584	$318,696	15.7%	$414,579	$677,661	(38.8)%	$559,553	$646,187	(13.4)%
	Avg. Price	$297,725	$260,161	14.4%	$287,105	$295,406	(2.8)%	$315,774	$338,850	(6.8)%
Unconsolidated Joint Ventures
	Home	29	122	(76.2)%	82	185	(55.7)%	159	263	(39.5)%
	Dollars	($8,551)	$44,770	(119.1)%	$40,522	$66,217	(38.8)%	$88,263	$157,167	(43.8)%
	Avg. Price	($294,862)	$366,959	(180.4)%	$494,171	$357,930	38.1%	$555,119	$597,593	(7.1)%
Total
	Home	1,267	1,347	(5.9)%	1,526	2,479	(38.4)%	1,931	2,170	(11.0)%
	Dollars	$360,033	$363,466	(0.9)%	$455,101	$743,878	(38.8)%	$647,816	$803,354	(19.4)%
	Avg. Price	$284,162	$269,834	5.3%	$298,232	$300,072	(0.6)%	$335,482	$370,209	(9.4)%
DELIVERIES INCLUDE EXTRAS
Notes:
(1) Net contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.

HOVNANIAN ENTERPRISES, INC.
(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)
(UNAUDITED)					Communities Under Development
					Twelve Months - 10/31/2009
		Net Contracts(1)			Deliveries
		Twelve Months Ended			Twelve Months Ended			Contract Backlog
		October 31,			October 31,			October 31,
		2009	2008	% Change	2009	2008	% Change	2009	2008	% Change
Northeast
	Home	783	934	(16.2)%	823	1,412	(41.7)%	457	497	(8.0)%
	Dollars	$350,515	$381,401	(8.1)%	$357,745	$679,488	(47.4)%	$196,262	$215,604	(9.0)%
	Avg. Price	$447,656	$408,352	9.6%	$434,684	$481,224	(9.7)%	$429,457	$433,811	(1.0)%
Mid-Atlantic
	Home	789	880	(10.3)%	788	1,248	(36.9)%	386	385	0.3%
	Dollars	$281,194	$313,405	(10.3)%	$296,286	$509,009	(41.8)%	$150,819	$165,871	(9.1)%
	Avg. Price	$356,393	$356,142	0.1%	$375,997	$407,860	(7.8)%	$390,723	$430,834	(9.3)%
Midwest
	Home	482	497	(3.0)%	520	965	(46.1)%	253	291	(13.1)%
	Dollars	$95,764	$106,887	(10.4)%	$116,990	$209,759	(44.2)%	$46,418	$61,108	(24.0)%
	Avg. Price	$198,680	$215,064	(7.6)%	$224,981	$217,367	3.5%	$183,470	$209,993	(12.6)%
Southeast
	Home	461	584	(21.1)%	489	2,572	(81.0)%	135	163	(17.2)%
	Dollars	$103,173	$132,245	(22.0)%	$113,034	$624,106	(81.9)%	$35,970	$45,657	(21.2)%
	Avg. Price	$223,803	$226,447	(1.2)%	$231,153	$242,654	(4.7)%	$266,444	$280,104	(4.9)%
Southwest
	Home	1,798	2,285	(21.3)%	1,867	2,616	(28.6)%	351	420	(16.4)%
	Dollars	$377,292	$518,565	(27.2)%	$408,746	$603,513	(32.3)%	$77,418	$100,305	(22.8)%
	Avg. Price	$209,840	$226,944	(7.5)%	$218,932	$230,701	(5.1)%	$220,564	$238,819	(7.6)%
West
	Home	914	1,366	(33.1)%	875	1,764	(50.4)%	190	151	25.8%
	Dollars	$220,369	$421,292	(47.7)%	$229,668	$551,978	(58.4)%	$52,666	$57,642	(8.6)%
	Avg. Price	$241,104	$308,413	(21.8)%	$262,478	$312,913	(16.1)%	$277,189	$381,735	(27.4)%
Consolidated Total
	Home	5,227	6,546	(20.1)%	5,362	10,577	(49.3)%	1,772	1,907	(7.1)%
	Dollars	$1,428,307	$1,873,795	(23.8)%	$1,522,469	$3,177,853	(52.1)%	$559,553	$646,187	(13.4)%
	Avg. Price	$273,256	$286,251	(4.5)%	$283,937	$300,449	(5.5)%	$315,774	$338,850	(6.8)%
Unconsolidated Joint Ventures
	Home	193	540	(64.3)%	297	704	(57.8)%	159	263	(39.5)%
	Dollars	$56,886	$221,858	(74.4)%	$113,016	$262,605	(57.0)%	$88,263	$157,167	(43.8)%
	Avg. Price	$294,751	$410,848	(28.3)%	$380,525	$373,018	2.0%	$555,119	$597,593	(7.1)%
Total
	Home	5,420	7,086	(23.5)%	5,659	11,281	(49.8)%	1,931	2,170	(11.0)%
	Dollars	$1,485,193	$2,095,653	(29.1)%	$1,635,485	$3,440,458	(52.5)%	$647,816	$803,354	(19.4)%
	Avg. Price	$274,021	$295,746	(7.3)%	$289,006	$304,978	(5.2)%	$335,482	$370,209	(9.4)%
DELIVERIES INCLUDE EXTRAS
Notes:
(1) Net contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.